FOR IMMEDIATE RELEASE

AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,
PROPOSES CASH DIVIDEND INCREASE

COLUMBUS, Georgia - January 30, 2003 -- AFLAC Incorporated today reported its fourth quarter results.

Total revenues were $2.7 billion in the fourth quarter, or 10.9% higher than the fourth quarter of 2001. Net earnings were $186 million, or $.35 per diluted share, compared with $163 million, or $.31 per diluted share, a year ago. Net earnings in the fourth quarter of 2002 reflected a charge of $26 million, or $.05 per diluted share, for our estimated portion of a life insurance industry assessment for Japan's policyholder protection fund. Net earnings also included a loss of $5 million, or $.01 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In addition, net earnings included realized investment losses of $4 million, or $.01 per diluted share. In the year-ago quarter, net earnings included a loss of $18 million, or $.03 per diluted share, due to SFAS 133 and realized investment losses of $1 million.

For the year, total revenues were $10.3 billion. Net earnings were $821 million, or $1.55 per diluted share, compared with $687 million, or $1.28 per share, in 2001.

In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. The company believes the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor's understanding of the company's underlying profitability and results of operations. The company's definition of operating earnings excludes the following items on an after-tax basis from net earnings: realized investment gains/losses, the impact of SFAS 133, and in 2002, the charge for the Japanese policyholder protection fund. The company also assesses its financial performance by looking at operating earnings excluding the impact of foreign currency translation.

Operating earnings in the fourth quarter were a record $221 million, compared with $182 million a year ago. On a per-share basis, operating earnings rose 23.5% to $.42 per diluted share, compared with $.34 per share in the fourth quarter of 2001. The effect of the yen/dollar exchange rate on fourth quarter operating earnings per diluted share was negligible.

For the year, operating earnings were $825 million, compared with $720 million a year ago. Operating earnings per diluted share rose 16.4% from $1.34 to $1.56 in 2002. Excluding the $.02 per share negative impact from the weaker yen for the full year, operating earnings per diluted share rose 17.9%.

Pending approval by the board of directors, AFLAC will increase its quarterly cash dividend for the 21st consecutive year. Effective with the first quarter of 2003, the company intends to raise the quarterly cash dividend 16.7%, from $.06 to $.07 per share. At its meeting on February 11, 2003, the board of directors will consider the dividend increase. If approved, the first quarter dividend will be payable on March 3, 2003, to shareholders of record at the close of business on February 14, 2003.

Commenting on the company's results for the fourth quarter and the year, Chairman and Chief Executive Officer Daniel P. Amos stated: "We are very proud of our marketing performance and financial results in 2002. In Japan, we faced a challenge of quickly renewing our sales growth following disappointing sales in 2001. We not only met that challenge, we significantly beat our sales targets in every quarter of the year. In the United States, our challenge was to extend our momentum of strong sales increases. Despite difficult comparisons to 2001, AFLAC U.S. produced better-than-expected sales. And in both markets, our investment activities and claims trends were favorable vis-à-vis our expectations. Quite simply, 2002 was a year in which virtually everything went right. As a result, we were most pleased to exceed our primary financial objective for increasing operating earnings per share growth in 2002.

"In looking ahead, we are equally excited about the outlook for continued earnings growth. In May 2001, we established a 2003 objective of increasing operating earnings per diluted share 15% to 17% before the impact of currency translation. We believe we will produce results within that range and look for operating earnings per diluted share to be up 15% for this year excluding currency translation. For 2004, our objective is also to increase operating earnings per diluted share 15%, excluding the impact of the yen. We view those targets as realistic and achievable. Ultimately, we believe they reflect the vast opportunities we see in Japan and the United States and our leading position in the two largest insurance markets in the world."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at 248,100 payroll accounts. The company insures one out of four Japanese households and is the second largest life insurer in Japan in terms of individual policies in force. In January 2003, AFLAC was the number one insurance company in Fortune magazine's list of "The 100 Best Companies to Work for in America" and was included in the overall listing for the fifth consecutive year. In February 2002, Fortune also named AFLAC as the sixth most admired company in the life and health insurance sector in its annual listing of "America's Most Admired Companies." And in July 2002, Fortune named AFLAC to its list of "America's 50 Best Companies for Minorities." AFLAC's Internet address is aflac.com.

A copy of AFLAC's Fourth Quarter Report to Shareholders and the fourth quarter statistical supplement to the Financial Analyst Briefing Book can be found on the investor relations page of aflac.com.

AFLAC Incorporated will webcast its fourth-quarter analyst presentation on the investor relations page of aflac.com at 7:10 p.m. (EST), Monday, February 3.

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2002	2001	% Change

Total revenues	$2,666	$2,404	10.9%

Operating earnings	221	182	21.0
Reconciling items, net of tax:
Realized investment gains (losses)	(4)	(1)
SFAS 133	(5)	(18)
Policyholder protection fund	(26)	-
Net earnings	186	163	14.6

Operating earnings per share - diluted	.42	.34	23.5
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	-
SFAS 133	(.01)	(.03)
Policyholder protection fund	(.05)	-
Net earnings per share - diluted	.35	.31	12.9
Net earnings per share - basic	.36	.31	16.1

Cash dividends paid per share	.06	.05	20.0

Shares used to compute earnings per share (000):
Basic	515,678	522,233	(1.3)
Diluted	526,213	532,643	(1.2)

TWELVE MONTHS ENDED DECEMBER 31,

Total revenues	$10,257	$9,598	6.9%

Operating earnings	825	720	14.5
Reconciling items, net of tax:
Realized investment gains (losses)	(15)	(34)
SFAS 133	37	1
Policyholder protection fund	(26)	-
Net earnings	821	687	19.5

Operating earnings per share - diluted	1.56	1.34	16.4
Reconciling items, net of tax:
Realized investment gains (losses)	(.03)	(.06)
	SFAS 133.07	-
Policyholder protection fund	(.05)	-
Net earnings per share - diluted	1.55	1.28	21.1

Net earnings per share - basic	1.59	1.31	21.4

Cash dividends paid per share	.23	.193	19.2

Shares used to compute earnings per share (000):
Basic	517,541	525,098	(1.4)
Diluted	528,326	537,383	(1.7)

Forward looking information: Certain statements contained in this press release are "forward looking statements" within the meaning of the federal securities laws. Although the company believes that these statements are reasonable, it can give no assurance that they will prove to be correct because they are prospective in nature. Actual future results may differ materially from those discussed herein. We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the Securities and Exchange Commission, could cause actual results to differ materially: regulatory developments, assessments for insurance company insolvencies, competitive conditions, new products, ability to repatriate profits from Japan, general economic conditions in the United States and Japan, changes in U.S. and/or Japanese tax laws or accounting requirements, adequacy of reserves, credit and other risks associated with AFLAC's investment activities, significant changes in interest rates, and fluctuations in foreign currency exchange rates.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact - Kathelen V. Spencer (706) 596-3789, FAX: (706) 323-1448, or kspencer@aflac.com